                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:
Mark Lynch
MicroStrategy Incorporated
(703) 394-8402
pr_info@microstrategy.com
-------------------------

              MicroStrategy Revises Timing of Revenue Recognition

                        Net Cash Flow Remains Unchanged

     Vienna, Va., March 20, 2000 - MicroStrategy Incorporated (NASDAQ: MSTR) today announced that, due to its evolving business model, it is revising its 1999 and 1998 revenues and operating results to conform to the most recent statements of the Securities and Exchange Commission and the accounting profession regarding revenue recognition in the software industry, and to Statement of Position 97-2. These revisions relate to the timing of revenue recognition and have no material impact on MicroStrategy's net cash flow or the amount of revenue that the Company ultimately expects to recognize.

     The Company has concluded that certain of its software sales that include service relationships will be accounted for using contract accounting, which spreads the recognition of revenues over the entire contract period as opposed to separating it between the software and services components. The effect of these revisions is to defer the time when revenue is recognized for large, complex contracts that combine both products and services.

     The Company, with the concurrence of PricewaterhouseCoopers LLP, its auditors, will reduce its 1999 reported revenue from $205.3 million to between approximately $150.0 million and $155.0 million, and its results of operations from diluted net income per share of $0.15 to a diluted loss per share of between approximately $(0.43) and $(0.51). Correspondingly, deferred revenue at December 31, 1999 will increase from $16.8 million to between approximately $66.5 million and $76.5 million. The Company will also reduce its reported revenues for 1998 from $106.4 million to between approximately $95.9 million and $100.9 million, and its results of operations from diluted net income per share of $0.08 to diluted net income per share of between approximately $0.04 and $0.01.

     Michael J. Saylor, president and CEO of MicroStrategy Incorporated, said, "Over the last eighteen months, as MicroStrategy has entered new markets, our business model has evolved very rapidly. As a result, the business relationships we have entered into have become more financially complex and include both licenses and interrelated services. We want to assure investors, customers and partners that we are working proactively with our auditors to comply with the evolving accounting practices for the software industry. There is no material change in our net cash flow and the amount of revenue we expect to recognize, and we continue to be well positioned to take advantage of opportunities in the e-business software and personalized wireless content markets."

     The revisions announced today were the product of a recent detailed review of MicroStrategy's significant contracts and future business strategy and the related accounting under the revenue recognition rules, including the recently issued SEC Staff Accounting Bulletin 101. This review was completed with the assistance of PricewaterhouseCoopers LLP. PricewaterhouseCoopers worked with the Company throughout 1998 and 1999 on the reporting of its quarterly results of operations. PricewaterhouseCoopers said: "We have closely reviewed the work of the MicroStrategy management team in analyzing the changes in their business and determining these revisions. The accounting rules governing the software industry, and in particular software revenue recognition, are complicated. This is particularly true in an evolving business like MicroStrategy's. In light of these facts, we agree with the Company's decision to take the action announced today."

     MicroStrategy will report the details of the revisions to its 1999 year-end results in its annual report on Form 10-K, to be filed with the Securities and Exchange Commission on or before March 30, 2000. The Company will also amend other Securities and Exchange Commission filings to reflect the revisions to its 1998 and 1999 quarterly and year-end results. The Company will postpone its plans for a proposed follow-on public offering of securities at this time. In addition, the Company indicated that in light of its revised method of recognizing revenue from large, complex contracts, it believes its operating results for the first quarter of 2000 will be below the consensus First Call estimates.

     MicroStrategy will hold a conference call chaired by Michael Saylor today at 8:30 a.m. (EST). Investors can access the call by dialing (877) 314-4016. International callers can dial (706) 634-2406.

About MicroStrategy Incorporated

     MicroStrategy is a leading worldwide provider of Intelligent E-Business(TM) software and related services. MicroStrategy's technology platform is creating a new generation of one-to-one e-business solutions that enable global 2000 organizations to build personal relationships with their partners, supply-chains, and customers. MicroStrategy delivers these solutions via web, wireless, and voice. MicroStrategy also offers a comprehensive set of consulting, training and support services for its customers and partners.

     MicroStrategy has approximately 900 customers across such diverse industries as retail, finance, telecommunications, dot-com, insurance, healthcare, pharmaceuticals and consumer packaged goods. MicroStrategy also has entered into relationships with more than 225 systems integrators, application development and platform partners.

     For more information, please visit MicroStrategy's Web site:
http://www.microstrategy.com.
----------------------------

                                     # # #

This press release may include statements that may constitute "forward-looking statements," including its estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company's ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its Strategy.com network on a timely basis; adverse reaction by the Company's employees, investors, customers, vendors and lenders to the restatement of the Company's 1999 results or its future prospects; the Company's ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company's products in the marketplace; the timing of significant orders; delays in the Company's ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations and other risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.